MIDWEST GROUP TAX FREE TRUST


AMENDMENT NO. 3 TO RESTATED AGREEMENT AND DECLARATION OF TRUST


         The undersigned hereby certifies that he is the duly elected Secretary of Midwest Group Tax Free Trust and that, pursuant to Section 4.1 of the Restated Agreement and Declaration of Trust of Midwest Group Tax Free Trust, the Trustees, at a meeting on January 8, 1997, at which a quorum was present, adopted the following resolutions:

         RESOLVED, that the name of Midwest Group Tax Free Trust be changed to "Countrywide Tax-Free Trust"; and

         FURTHER RESOLVED, that the name of the Royal Palm Florida Tax-Free Money Fund series of the Trust be changed to "Florida Tax-Free Money Fund"; and

         FURTHER RESOLVED, that the Trust's Restated Agreement and Declaration of Trust and other Trust documents and records, as necessary or appropriate, be amended, as of the consummation of the acquisition of Leshner Financial, Inc. by Countrywide Credit Industries, Inc.
         to reflect the change in name of the Trust and the Royal Palm Florida Tax-Free Money Fund; and

         FURTHER RESOLVED, that the officers of the Trust are hereby authorized to take such further actions as necessary to effect the purpose of these resolutions.


         The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, that said Amendment is to be effective as of February 28, 1997, and that he is causing this Certificate to be signed and filed as provided in Section 7.4 of the Restated Agreement and Declaration of Trust.

         WITNESS my hand this 28th day of February, 1997.



                                        /s/ John F. Splain
                                        ------------------------------
                                         John F. Splain, Secretary